Exhibit 99.2

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Second Quarter		First Six Months
	2025	2024	2025	2024
	(in millions, except per share amounts)
Railway operating revenues
Merchandise	$1,972	$1,904	$3,835	$3,767
Intermodal	743	742	1,503	1,487
Coal	395	398	765	794

Total railway operating revenues	3,110	3,044	6,103	6,048

Railway operating expenses
Compensation and benefits	692	700	1,431	1,436
Purchased services and rents	520	516	1,018	1,044
Fuel	219	257	463	541
Depreciation	346	335	692	672
Materials and other	195	173	400	388
Restructuring and other charges	10	(3)	10	96
Eastern Ohio incident	(47)	(65)	(232)	527

Total railway operating expenses	1,935	1,913	3,782	4,704

Income from railway operations	1,175	1,131	2,321	1,344
Other income – net	24	17	55	35
Interest expense on debt	201	204	400	405

Income before income taxes	998	944	1,976	974
Income taxes	230	207	458	184

Net income	$768	$737	$1,518	$790

Earnings per share – diluted	$3.41	$3.25	$6.72	$3.48
Weighted average shares outstanding – diluted	225.2	226.4	225.8	226.3

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2025	2024
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$1,303	$1,641
Accounts receivable – net	1,123	1,069
Materials and supplies	313	277
Other current assets	168	201

Total current assets	2,907	3,188
Investments	4,038	3,370
Properties less accumulated depreciation of $14,250 and $13,957, respectively	35,921	35,831
Other assets	1,289	1,293

Total assets	$44,155	$43,682

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,504	$1,704
Income and other taxes	223	337
Other current liabilities	1,037	949
Current maturities of long-term debt	903	555

Total current liabilities	3,667	3,545
Long-term debt	16,464	16,651
Other liabilities	1,708	1,760
Deferred income taxes	7,529	7,420

Total liabilities	29,368	29,376
Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 224,614,894 and 226,320,894 shares, respectively, net of treasury shares	226	228
Additional paid-in capital	2,259	2,247
Accumulated other comprehensive loss	(261)	(262)
Retained income	12,563	12,093

Total stockholders’ equity	14,787	14,306

Total liabilities and stockholders’ equity	$44,155	$43,682

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	First Six Months
	2025	2024
	($ in millions)
Cash flows from operating activities
Net income	$1,518	$790
Reconciliation of net income to net cash provided by operating activities:
Depreciation	692	672
Deferred income taxes	109	5
Gains and losses on properties	(57)	(25)
Changes in assets and liabilities affecting operations:
Accounts receivable	(57)	(43)
Materials and supplies	(36)	(44)
Other current assets	54	57
Current liabilities other than debt	(106)	596
Other – net	(90)	(133)

Net cash provided by operating activities	2,027	1,875
Cash flows from investing activities
Property additions	(924)	(1,125)
Acquisition of assets of CSR	—	(1,643)
Property sales and other transactions	66	70
Investment purchases	(613)	(206)
Investment sales and other transactions	36	337

Net cash used in investing activities	(1,435)	(2,567)
Cash flows from financing activities
Dividends	(609)	(610)
Common stock transactions	(8)	(5)
Purchase and retirement of common stock	(456)	—
Proceeds from borrowings	396	600
Debt repayments	(253)	(202)

Net cash used in financing activities	(930)	(217)

Net decrease in cash and cash equivalents	(338)	(909)
Cash and cash equivalents
At beginning of year	1,641	1,568

At end of period	$1,303	$659

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$378	$373
Income taxes (net of refunds)	414	107

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Restructuring and Other Charges

During the second quarter of 2025, we recorded $10 million in expenses primarily related to the restructuring of certain technology functions, which includes severance costs for impacted employees and other expenses. During the first six months of 2024, we recognized $96 million for restructuring and other charges. This includes $61 million of costs associated with our voluntary and involuntary separation programs that reduced our management workforce and $35 million in costs associated with the appointment of our chief operating officer. Additionally, “Other income – net” includes a $20 million curtailment gain on our other postretirement benefit plan resulting from the restructuring, recorded in the second quarter of 2024.

2. Eastern Ohio Incident

On February 3, 2023, a train operated by us derailed in East Palestine, Ohio (the Incident). Recoveries exceeded expenses by $232 million in the first six months of 2025 as compared to expenses of $527 million during the first six months of 2024. Recoveries exceeded expenses by $47 million and $65 million in the second quarters of 2025 and 2024, respectively. The total expense recognized includes the impact of $378 million and $264 million in recoveries during the first six months of 2025 and 2024, respectively, of which $154 million and $156 million was recognized in the second quarters of 2025 and 2024, respectively. Any additional amounts recoverable under our insurance policies or from third parties will be reflected in future periods in which recovery is considered probable.

3. Shareholder Advisory Costs

“Other income – net” includes costs associated with shareholder advisory matters, which amounted to $29 million and $50 million during the second quarter and first six months of 2024, respectively.

4. Deferred Income Taxes

During the first six months of 2024, we recorded a $27 million reduction to deferred income taxes, the result of a subsidiary restructuring that reduced our estimated deferred state income tax rate.

5. Stock Repurchase Program

We repurchased and retired 1.9 million shares of common stock under our stock repurchase program in the first six months of 2025 at a cost of $455 million, inclusive of accrued excise taxes, while we did not repurchase any shares of common stock in the first six months of 2024.